Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Herbalife Ltd.:
We consent to the use of our reports dated February 26, 2008, with respect to the consolidated balance sheets of Herbalife Ltd. as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated herein by reference.
Our report with respect to the consolidated balance sheets of Herbalife Ltd. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, refers to the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, on January 1, 2006 and the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007.
/s/ KPMG LLP
Los Angeles, California
March 24, 2008